Black Hills Corp. Reports Third Quarter 2018 Results and Provides Earnings Guidance Updates

•	Quarterly dividend increased 6.3 percent to $0.505 per share from $0.475 per share

•	Capital investment forecast for 2018 to 2022 increased by $208 million to $2.54 billion

•	Lower end of guidance revised for 2018 EPS from continuing operations, as adjusted, to a range of $3.35 to $3.50

•	Guidance for 2019 EPS, as adjusted, initiated in a range of $3.35 to $3.55

•	Preliminary guidance for 2020 EPS, as adjusted, initiated in a range of $3.50 to $3.80

RAPID CITY, S.D. — Nov. 5, 2018 — Black Hills Corp. (NYSE: BKH) today announced financial results for the third-quarter 2018. GAAP net income from continuing operations available for common stock for the third quarter of 2018 was $18 million or $0.32 per diluted share, compared to net income from continuing operations available for common stock for the third quarter of 2017 of $29 million, or $0.52 per diluted share.

Net income from continuing operations available for common stock, as adjusted, for the third quarter of 2018 was $23 million, or $0.42 per diluted share compared to net income from continuing operations available for common stock, as adjusted, of $29 million, or $0.52 per diluted share, for the same period in 2017 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

Net income available for common stock for the third quarter of 2018 was $17 million or $0.31 per diluted share compared to net income available for common stock for the third quarter of 2017 of $28 million or $0.50 per diluted share. Net income available for common stock includes results from discontinued operations for both periods presented.

“Black Hills delivered strong operating results and made excellent progress on its customer-focused utility strategy during the third quarter,” said David R. Emery, chairman and CEO of Black Hills Corp. “Financial results for the quarter met expectations considering negative weather impacts and customer credits recognized as a result of finalizing a comprehensive, multi-year, multi-docket settlement related to Wyoming Electric’s Power Cost Adjustment. The settlement provides price certainty and stable energy supply for customers and a fair return for shareholders.

“I am pleased with our success in delivering the benefits of federal corporate income tax reform to our utility customers. We have now completed the process in six states and expect to file in Wyoming by year-end. We appreciate our state regulators’ partnership to enable us to deliver these benefits to customers.

“Our team continues to enhance our programmatic, customer-centric capital investment plan, which is focused on the safety and reliability of our natural gas and electric utility systems. We currently forecast $2.54 billion in capital investment from 2018 to 2022, an increase of $208 million compared to the forecast issued last quarter.

“Earnings for the quarter and year-to-date have met our expectations and the fourth quarter will benefit from new rates at three of our natural gas utilities. We are raising the lower end of our 2018 earnings guidance range by $0.05 per share to a revised range of $3.35 to $3.50 per share.

“After nearly three years of acquisition and integration focus, we expect to return to strong long-term earnings growth starting in 2019. We are initiating 2019 earnings guidance in the range of $3.35 to $3.55 per share. Strong forecasted net income growth in 2019 is expected to be largely offset by the full year dilutive impact of the settlement of the equity units. The Nov. 1 settlement is expected to result in approximately 8 percent additional fully diluted common shares in 2019 as compared to 2018.

“To demonstrate confidence in the strength of our long-term, customer-centric utility growth strategy, we are issuing preliminary 2020 earnings guidance in the range of $3.50 to $3.80 per share, supported by strong capital investment that will benefit customers and shareholders for years to come.

“Finally, last week we announced a 6.3 percent increase in our quarterly dividend, marking 49 consecutive annual dividend increases, one of the longest streaks in the utility industry,” concluded Emery.

(Minor differences may result due to rounding)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2018	2017	2018	2017
GAAP:
Net income from continuing operations	$17.8	$29.0	$177.5	$129.9
(Loss) from discontinued operations, net of tax	(0.9)	(1.3)	(5.6)	(3.5)
Net income available for common stock	$17.0	$27.7	$171.9	$126.4

Earnings per share from continuing operations, diluted	$0.32	$0.52	$3.26	$2.35
(Loss) per share from discontinued operations, net of tax	(0.02)	(0.02)	(0.10)	(0.06)
Earnings per share, diluted	$0.31	$0.50	$3.15	$2.29

Non-GAAP:
Net income from continuing operations, as adjusted	$23.1	$29.2	$135.6	$131.4

Earnings per share from continuing operations, as adjusted, diluted	$0.42	$0.52	$2.49	$2.38

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On Oct. 31, Wyoming Electric received approval from the Wyoming Public Service Commission for a comprehensive, multi-year, multi-docket settlement regarding its Power Cost Adjustment Application filed earlier in 2018. Wyoming Electric will provide a total of $7 million in customer credits through the PCA mechanism in 2018, 2019 and 2020 to resolve several years’ of disputed issues related to PCA dockets before the commission. The settlement also stipulates that the adjustment for the variable cost segment of the Wygen I Power Purchase Agreement with Wyoming Electric (an affiliate company) will escalate by 3 percent annually through 2022.

•
On Oct. 10, Colorado Gas and Colorado Gas Distribution received approval from the Colorado Public Utilities Commission for the Joint Application request to merge the two gas utility businesses into a single new company called Black Hills Colorado Gas.

•
On Oct. 5, Arkansas Gas received approval from the Arkansas Public Service Commission for new rates to recover more than $160 million of investment to replace, upgrade and maintain more than 5,500 miles of natural gas pipelines in Arkansas. The approval includes an increase of $12 million in new annual revenue based on a return on equity of 9.61 percent and a capital structure of 49 percent equity and 51 percent debt. New customer rates were effective Oct. 15, 2018.

•	On Oct. 3, Colorado Electric set a new all-time winter peak load of 313 megawatts, surpassing the previous winter peak load of 310 megawatts set in February 2011.

•
On Sept. 5, Nebraska Gas Distribution received approval from the Nebraska Public Service Commission to extend the recovery period of its system safety and integrity rider from Oct. 31, 2019 to Dec. 31, 2020. Nebraska Gas Distribution receives approximately $6 million of revenue annually through this rider mechanism.

•
On July 25, South Dakota Electric placed in service the first 48-mile segment of a $70 million, 175-mile, 230-kilovolt transmission line from Rapid City, South Dakota, to Stegall, Nebraska. The remaining segment is expected to be in service by the end of 2019.

•
On July 16, Wyoming Gas (Northwest Wyoming) received approval for new rates to recover approximately $6 million of system integrity investments. The approval included an increase of $1.0 million in annual revenue based on a return on equity of 9.6 percent and a capital structure of 54 percent equity and 46 percent debt. New customer rates were effective Sept. 1, 2018.

•	On July 10, Wyoming Electric set a new all-time peak load of 254 megawatts, surpassing the previous peak load of 249 megawatts set in July 2017.

•
On June 19, Kansas Gas received approval from the Kansas Corporation Commission to double eligible system integrity and safety investments up to $8.0 million per year under the Gas System Reliability rider.

•
In the third quarter, Black Hills finalized agreements with state utility commissions to deliver federal corporate income tax reform benefits from the Tax Cuts and Jobs Act to utility customers in Arkansas and South Dakota. Black Hills previously reached similar agreements with commissions in Colorado, Iowa, Kansas and Nebraska.

Power Generation

•
On Sept. 20, Black Hills Electric Generation reached an agreement to purchase a 50 percent ownership interest in the Busch Ranch I wind farm in Colorado from a third party for $16 million. The purchase is subject to Federal Energy Regulatory Commission review and approval, which is expected in December 2018. Colorado Electric, a Black Hills Electric Generation affiliate, owns the remaining 50 percent. All of the energy from the wind farm is contracted to Colorado Electric through a power purchase agreement expiring in 2044.

Corporate

•
On Nov. 1, Black Hills Corp. issued 6.37 million shares of new common stock related to the conversion of its 5.98 million equity units. Gross proceeds of approximately $299 million from the conversion of the equity units will be used to repay corporate debt. Black Hills has approximately 59.97 million shares of common stock outstanding after conversion. The equity units were issued in November 2015 to partially fund the acquisition of SourceGas Holdings LLC.

•
On Oct. 31, Black Hills announced that David R. Emery, chairman and CEO, will retire as CEO effective Dec. 31, 2018, after 29 years of service - 15 years as the CEO, with 14 of those years as chairman of the board. Emery will continue to serve the company as executive chairman until May 1, 2020. Linn Evans, president and chief operating officer and 17-year veteran of the company, was appointed president and CEO, effective Jan. 1, 2019. Evans was also appointed to the board of directors effective Nov. 1, 2018. This leadership transition was the result of a comprehensive, multi-year, board-led succession planning process.

•
On Oct. 30, Black Hills’ board of directors approved an increase of 6.3 percent, or $0.03 per share, in the quarterly dividend. Shareholders of record on Nov. 19, 2018, will receive $0.505 per share payable on Dec. 1, 2018. The annual equivalent rate of $2.02 per share represents 49 consecutive years of dividend increases, the second longest in the natural gas and electric utilities industry.

•
On Aug. 17, Black Hills Corp. completed a public debt offering of $400 million of 4.35 percent senior unsecured notes due July 30, 2033. These notes replaced the $299 million of Remarketable Junior Subordinated Notes due 2028 (originally issued as part of the equity units) and paid down short-term debt.

•	On Aug. 9, S&P Global Ratings upgraded its corporate credit rating of Black Hills Corp. to BBB+ from BBB, maintaining a stable outlook.

•
On July 30, Black Hills Corp. amended and restated its corporate revolving credit facility, maintaining total commitments of $750 million and extending the term through July 30, 2023, with two one-year extension options. The facility includes an accordion feature that allows the company, under certain conditions, to increase total commitments up to $1 billion. The terms are materially consistent with the previous agreement.

•
On July 30, Black Hills Corp. amended and restated its $300 million term loan due in August 2019 with a new maturity of July 30, 2020. The cost of borrowing is based on LIBOR plus a spread based on the company’s credit rating, which is currently 75 basis points per annum.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions)
Net income (loss) available for common stock:

Electric Utilities (b)	$21.6	$27.3	$63.3	$68.4
Gas Utilities (a, b)	(13.3)	(4.3)	93.2	41.4
Power Generation (b)	6.7	6.2	17.3	18.0
Mining (b)	3.6	3.5	9.6	9.0
	18.6	32.6	183.4	136.9

Corporate and Other (b)	(0.8)	(3.7)	(5.9)	(7.0)

Net income from continuing operations	17.8	29.0	177.5	129.9

(Loss) from discontinued operations, net of tax	(0.9)	(1.3)	(5.6)	(3.5)
Net income available for common stock	$17.0	$27.7	$171.9	$126.4

(a)	Net income from continuing operations for the nine months ended September 30, 2018 included a $49 million tax benefit resulting from legal entity restructuring.

(b)
Net income (loss) from continuing operations for the three and nine months ended September 30, 2018 included approximately $5.3 million and $7.5 million of income tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes. The impact to our operating segments and Corporate and Other for the three and nine months ended September 30, 2018 was: Electric Utilities $2.8 million and $3.2 million; Gas Utilities $2.6 million and $2.6 million; Power Generation ($0.0) million and $0.7 million; Mining ($0.0) million and $0.5 million; and Corporate and Other ($0.1) million and $0.6 million, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Weighted average common shares outstanding (in thousands):
Basic	53,364	53,243	53,346	53,208
Diluted	54,819	55,432	54,508	55,254

Earnings per share:
Basic -
Continuing Operations	$0.33	$0.54	$3.33	$2.44
Discontinued Operations	(0.02)	(0.02)	(0.10)	(0.06)
Total Basic Earnings Per Share	$0.32	$0.52	$3.22	$2.38

Diluted -
Continuing Operations	$0.32	$0.52	$3.26	$2.35
Discontinued Operations	(0.02)	(0.02)	(0.10)	(0.06)
Total Diluted Earnings Per Share	$0.31	$0.50	$3.15	$2.29

2018 EARNINGS GUIDANCE REVISED

Earnings from continuing operations per share, as adjusted, is a non-GAAP financial measure. Earnings from continuing operations per share, as adjusted, is defined as GAAP Earnings from continuing operations available for common stock per share adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings guidance reconciliation table below.

Black Hills revises its guidance for 2018 earnings from continuing operations available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.35 to $3.50 per share from $3.30 to $3.50 per share, based on the following assumptions:

•	Capital spending of $488 million;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Successful completion of utility regulatory dockets;

•	No significant unplanned outages at any of our facilities;

•	No planned equity financing under our At-the-Market equity offering program;

•	Lower tax benefits on holding company debt (due to lower tax rate), which are largely offset by the benefit of lower tax rate on non-utility earnings;

•	No significant acquisitions or divestitures; and

•	Oil and gas segment reported as discontinued operations.

2018 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings from continuing operations per share (GAAP)	$4.12	$4.27
Adjustments*:
Tax reform	0.14	0.14
Legal restructuring - income tax benefit	(0.91)	(0.91)
	(0.77)	(0.77)

Earnings from continuing operations per share, as adjusted (non-GAAP)	$3.35	$3.50

*	Additional adjustments may occur in the fourth quarter. Adjustments shown reflect the actual adjustments made for the first nine months of the year.

2019 EARNINGS GUIDANCE

Black Hills initiates its guidance for 2019 EPS available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.35 to $3.55 per share, based on the following assumptions:

•	Capital spending of $488 million and $651 million in 2018 and 2019, respectively;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Successful completion of utility regulatory dockets;

•	Successful construction and operation of Rapid City, South Dakota, to Stegall, Nebraska, electric transmission line, Busch Ranch II wind project and Natural Bridge Pipeline by year-end 2019;

•	No significant unplanned outages at any of our facilities;

•	Equity financing of $25 million to $50 million under our At-the-Market equity offering program; and

•	No significant acquisitions or divestitures.

* The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation of guidance for 2019 earnings, as adjusted, because unplanned or unique events that may occur are unknown at this time.

2020 EARNINGS GUIDANCE

Black Hills initiates its preliminary guidance for 2020 EPS available for common stock, as adjusted (a non-GAAP measure*), to be in the range of $3.50 to $3.80, based on the following assumptions:

•	Capital spending of $488 million, $651 million and $475 million in 2018, 2019 and 2020, respectively;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;

•	Successful completion of utility regulatory dockets;

•	Successful construction and operation of Rapid City, South Dakota, to Stegall, Nebraska, electric transmission line, Busch Ranch II wind project and Natural Bridge Pipeline by year-end 2019;

•	No significant unplanned outages at any of our facilities;

•	Equity financing of $25 million to $50 million in 2019 and $25 million to $50 million in 2020 under our At-the-Market equity offering program; and

•	No significant acquisitions or divestitures.

*The company is not able to provide a forward-looking quantitative GAAP to non-GAAP reconciliation of guidance for 2020 earnings, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Tuesday, Nov. 6, 2018, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 4798294 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

EEI FINANCIAL CONFERENCE ATTENDANCE

Leadership from Black Hills will present at the 2018 EEI Financial Conference at 9 a.m. PST on Tuesday, Nov. 13, 2018. A live webcast of the company’s presentation and accompanying slides will be available on Black Hills’ website at www.blackhillscorp.com under the Investor Relations section. A replay of the webcast will be made available at the same location following the conclusion of the webcast.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except per share amounts)	2018		2017		2018		2017
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$17.8	$0.32	$29.0	$0.52	$177.5	$3.26	$129.9	$2.35
Adjustments:
Legal restructuring - income tax benefit	—	—	—	—	(49.5)	(0.91)	—	—
Tax reform	5.3	0.10	—	—	7.5	0.14	—	—
Acquisition costs (pre-tax)	—	—	0.4	0.01	—	—	2.3	0.04
Total adjustments	5.3	0.10	0.4	0.01	(42.0)	(0.77)	2.3	0.04

Tax on Adjustments:
Acquisition costs	—	—	(0.1)	—	—	—	(0.8)	(0.01)
Total tax on adjustments	—	—	(0.1)	—	—	—	(0.8)	(0.01)

Rounding	—	—	(0.1)	(0.01)	0.1	—	—	—
Adjustments, net of tax	5.3	0.10	0.2	—	(41.9)	(0.77)	1.5	0.03

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$23.1	$0.42	$29.2	$0.52	$135.6	$2.49	$131.4	$2.38

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended September 30, 2018, compared to the three months ended September 30, 2017, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements, as well as changes in market prices. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and nine months ended September 30, 2018 and 2017 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Gross margin (a) (b) (c) (d)	$111.9	$114.8	$(2.9)	$327.6	$328.7	$(1.1)

Operations and maintenance	45.3	40.2	5.1	135.5	125.3	10.2
Depreciation and amortization	24.7	23.4	1.3	73.9	69.4	4.5
Operating income	41.8	51.2	(9.4)	118.3	133.9	(15.6)

Interest expense, net	(12.9)	(12.7)	(0.2)	(39.4)	(39.0)	(0.4)
Other income (expense), net	(0.5)	0.6	(1.1)	(1.1)	1.6	(2.7)
Income tax benefit (expense)	(6.9)	(11.8)	4.9	(14.4)	(28.1)	13.7
Net income (loss) available for common stock	$21.6	$27.3	$(5.7)	$63.3	$68.4	$(5.1)

(a)	Non-GAAP measure

(b)
We estimated and recorded a reserve to revenue of approximately $5.7 million and $17 million during the three and nine months ended September 30, 2018, respectively, to reflect the lower federal income tax rate from the TCJA on our existing rate tariffs. This reduction to revenues is offset by lower tax expense and has no impact on overall results.

(c)
The three and nine months ended September 30, 2018 include Horizon Point shared facility revenues of approximately $2.8 million and $8.1 million, respectively, which are allocated to all of our operating segments as facility expenses. This shared facility agreement has no impact on BHC’s consolidated operating results.

(d)	Gross margin was reduced for the three and nine months ended September 30, 2018 by $3.4 million and $3.7 million, respectively, as a result of the Wyoming Electric PCA settlement.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Statistics:
Retail sales - MWh	1,396,519	1,381,776	4,016,833	3,903,072
Contracted wholesale sales - MWh	221,327	185,723	677,163	537,720
Off-system sales - MWh	206,791	159,425	514,686	477,283
Total electric sales - MWh	1,824,637	1,726,924	5,208,682	4,918,075

Regulated power plant availability:
Coal-fired plants	95.7%	98.3%	94.0%	88.1%
Natural gas fired plants and other plants	97.0%	94.6%	97.2%	95.8%
Wind	96.9%	91.0%	96.9%	92.0%
Total availability	96.6%	95.5%	96.1%	93.0%

Wind capacity factor	33.1%	23.6%	41.8%	34.3%

Third Quarter 2018 Compared with Third Quarter 2017

Gross margin (a) decreased as a result of:

(in millions)
TCJA revenue reserve	$(5.7)
Wyoming Electric PCA Stipulation	(3.4)
Weather	(0.8)
Commercial and industrial demand	(0.4)
Horizon Point shared facility revenue (b)	2.8
Power Marketing, ancillary wheeling and Tech Services	2.7
Residential customer growth	1.0
Rider recovery	0.9
Total increase (decrease) in Gross margin (a)	$(2.9)
________________

(a)	Non-GAAP measure

(b)	Horizon Point shared facility revenue is offset by facility expenses at our operating segments and has no impact on consolidated results.

Operations and maintenance increased primarily due to $1.2 million higher facility costs, $1.3 million higher outside services primarily from distribution and transmission line surveying expenses and $1.5 million higher employee related expenses driven primarily by labor and benefits.

Depreciation and amortization increased primarily due to a higher asset base driven by the prior year additions of Horizon Point and the Teckla-Lange transmission line.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net decreased due to the presentation change of non-service pension costs to Other income (expense) in the current year, previously reported in Operations and maintenance, and higher prior year AFUDC associated with higher prior year capital spend.

Income tax benefit (expense): The effective tax rate decreased from the prior year due to the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018, partially offset by $2.8 million of tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes.

Gas Utilities

	Three Months Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Gross margin (a) (b)	$95.6	$97.6	$(2.0)	$392.8	$385.2	$7.6

Operations and maintenance	69.7	65.4	4.3	212.3	201.1	11.2
Depreciation and amortization	21.6	20.9	0.7	64.3	62.7	1.6
Operating income	4.2	11.3	(7.1)	116.2	121.5	(5.3)

Interest expense, net	(20.4)	(19.5)	(0.9)	(59.5)	(58.9)	(0.6)
Other income (expense), net	(0.5)	(0.3)	(0.2)	(1.2)	(0.3)	(0.9)
Income tax benefit (expense)	3.4	4.2	(0.8)	37.7	(20.7)	58.4
Net income (loss)	(13.3)	(4.3)	(9.0)	$93.2	$41.5	$51.7
Net income attributable to noncontrolling interest	—	—	—	—	(0.1)	0.1
Net income (loss) available for common stock	$(13.3)	$(4.3)	$(9.0)	$93.2	$41.4	$51.8

(a)	Non-GAAP measure

(b)
We estimated and recorded a reserve to revenue of approximately $2.2 million and $14 million during the three and nine months ended September 30, 2018, respectively, to reflect the lower federal income tax rate from the TCJA on our existing rate tariffs. This reduction to revenues is offset by lower tax expense and has no impact on overall results.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Statistics:
Total gas sales - Dth	8,290,598	8,850,964	68,720,434	58,853,624
Total transport and transmission volumes - Dth	29,808,567	30,577,487	107,388,321	102,314,665

Third Quarter 2018 Compared with Third Quarter 2017

Gross margin (a) decreased as a result of:

(in millions)
Weather	$(2.3)
TCJA revenue reserve	(2.2)
Rate review and rider recovery	(0.3)
Non-utility - Tech Services and appliance repair	1.2
Customer growth - distribution	0.8
Mark-to-market gains on non-utility natural gas commodity contracts	0.4
Other	0.4
Total increase (decrease) in Gross margin (a)	$(2.0)
________________

(a)	Non-GAAP measure

Operations and maintenance increased primarily due to $1.4 million higher facility costs, higher bad debt expense of approximately $0.5 million related to increased year-to-date revenues, $1.3 million of higher outside services primarily from line locating services and $0.3 million higher employee costs driven primarily by increased headcount.

Depreciation and amortization increased primarily due to a higher asset base driven by previous year capital expenditures.

Interest expense, net increased due to higher corporate allocations from financing activities compared to the same period in the prior year.

Other income (expense), net decreased from the prior year due primarily to the presentation change of non-service pension costs to Other income (expense) in the current year, previously reported in Operations and maintenance.

Income tax benefit (expense) decreased from the prior year due to the lower tax rate as a result of the reduction of the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018 partially offset by $2.6 million of tax expense associated with changes in the prior estimated impact of tax reform on deferred income taxes.

Power Generation

	Three Months Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$23.6	$22.9	$0.7	$68.6	$68.3	$0.3

Operations and maintenance	7.4	7.6	(0.2)	25.5	24.2	1.3
Depreciation and amortization (a)	1.7	1.0	0.7	4.9	3.3	1.6
Operating income	14.5	14.2	0.3	38.1	40.7	(2.6)

Interest expense, net	(1.3)	(0.7)	(0.6)	(3.8)	(2.0)	(1.8)
Other (income) expense, net	—	—	—	(0.1)	—	(0.1)
Income tax benefit (expense)	(2.5)	(3.4)	0.9	(6.5)	(10.1)	3.6
Net income (loss)	10.7	10.1	0.6	27.8	28.6	(0.8)
Net income attributable to noncontrolling interest	(4.0)	(3.9)	(0.1)	(10.4)	(10.6)	0.2
Net income (loss) available for common stock	$6.7	$6.2	$0.5	$17.3	$18.0	$(0.7)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utilities segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	97.9%	97.1%	93.9%	95.8%
Gas-fired plants	99.3%	99.2%	99.4%	99.1%
Total availability	98.9%	98.7%	98.0%	98.3%

Third Quarter 2018 Compared with Third Quarter 2017

Net income available for common stock for the Power Generation segment was $6.7 million for the three months ended September 30, 2018, compared to Net income available for common stock of $6.2 million for the same period in 2017. Revenue increased in the current year due to higher PPA prices and an increase in MWh sold. Operating expenses were comparable to the same period in the prior year reflecting lower maintenance expenses, offset by higher depreciation. Interest expense increased from the same period in the prior year due to higher interest rates. The variance in tax expense reflects the TCJA reduction in the federal tax rate from 35 percent to 21 percent, effective January 1, 2018.

Mining

	Three Months Ended September 30,		Variance	Nine Months Ended September 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$17.3	$17.5	$(0.2)	$51.3	$49.0	$2.3

Operations and maintenance	10.8	11.2	(0.4)	32.8	32.2	0.6
Depreciation, depletion and amortization	2.0	2.0	—	5.9	6.2	(0.3)
Operating income	4.6	4.3	0.3	12.6	10.6	2.0

Interest expense, net	(0.1)	—	(0.1)	(0.4)	(0.1)	(0.3)
Other income (expense), net	(0.1)	0.6	(0.7)	(0.2)	1.6	(1.8)
Income tax benefit (expense)	(0.9)	(1.3)	0.4	(2.5)	(3.0)	0.5
Net income (loss) available for common stock	$3.6	$3.5	$0.1	$9.6	$9.0	$0.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Statistics:	(in thousands)
Tons of coal sold	1,078	1,151	3,119	3,127
Cubic yards of overburden moved	2,361	2,316	6,763	6,381

Revenue per ton	$15.54	$15.20	$15.92	$15.67

Third Quarter 2018 Compared with Third Quarter 2017

Net income available for common stock for the Mining segment was $3.6 million for the three months ended September 30, 2018, compared to Net income available for common stock of $3.5 million for the same period in 2017. Revenue was comparable to the prior year reflecting a 6 percent decrease in tons sold and a 2 percent increase in price per ton sold driven by contract price adjustments based on actual mining costs. Current year revenue is also reflective of lease and rental revenue, previously reported in Other income (expense), net. During the current period, approximately 49 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operating expenses decreased primarily due to lower royalties and production taxes on decreased revenues, and lower major maintenance expenses. Other income (expense), net decreased from the prior year due to the presentation change of lease and rental revenue to Revenue in the current year, previously reported in Other income (expense), net. The variance in tax expense to the prior year reflects the TCJA reduction in the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that do not fall under our operating segments.

Third Quarter 2018 Compared with Third Quarter 2017

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Variance	2018	2017	Variance
	(in millions)
Operating (loss) (a)	$—	$(1.4)	$1.4	$(2.3)	$(7.2)	$4.9

Other income (expense):
Interest (expense) income, net (a)	(0.6)	(1.0)	0.4	(1.8)	(2.3)	0.5
Other income (expense), net	0.5	—	0.5	0.7	(0.9)	1.6
Income tax benefit (expense)	(0.6)	(1.2)	0.6	(2.5)	3.4	(5.9)

Net income (loss) available for common stock	$(0.8)	$(3.7)	$2.9	$(5.9)	$(7.0)	$1.1

(a)	Includes certain general and administrative and interest expenses that are not reported as discontinued operations.

Third Quarter 2018 Compared with Third Quarter 2017

Net loss available for common stock for Corporate and Other was $(0.8) million for the three months ended September 30, 2018, compared to Net loss available for common stock of $(3.7) million for the three months ended September 30, 2017. The variance was driven by higher prior year operating costs previously allocated to our Oil and Gas segment in 2017, which were not reclassified to discontinued operations in 2017, and are allocated to our operating segments in 2018. Income tax benefit (expense) increased in the current year due to higher state income tax expense.

Discontinued Operations

Third Quarter 2018 Compared with Third Quarter 2017

Net loss from discontinued operations was $(0.9) million for the three months ended September 30, 2018, compared to Net loss from discontinued operations of $(1.3) million for the same period in 2017. The variance to the prior year is driven by lower revenues due to property sales and higher losses on sales of operating assets, partially offset by lower oil and gas operating expenses and lower employee costs. Depreciation and depletion expense was recorded in the prior year under full cost accounting, which ceased November 1, 2017, due to reclassification to assets held for sale.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.25 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2018, 2019 and 2020 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2017 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	The impact of the Tax Cuts and Jobs Act on customers, rate base, valuation of deferred tax assets and liabilities, interest expense and cash flow;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect and the results of regulatory proceedings regarding the effects of the TCJA;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended September 30, 2018	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utilities Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$179.8	$131.4	$1.8	$9.0	$—	$—	$—	$—	$—	$322.0
Intercompany revenue	5.0	0.3	21.8	8.3	92.8	—	0.9	(129.1)	—	—
Fuel, purchased power and cost of gas sold	72.9	36.1	—	—	—	1.7	—	(30.5)	—	80.2
Gross margin (b)	111.9	95.6	23.6	17.3	92.9	(1.7)	0.9	(98.6)	—	241.7

Operations and maintenance	45.3	69.7	7.4	10.8	78.5	—	—	(84.2)	—	127.6
Depreciation, depletion and amortization	24.7	21.6	1.7	2.0	5.1	(3.3)	2.3	(5.0)	—	49.0
Operating income (loss)	41.8	4.2	14.5	4.6	9.3	1.6	(1.4)	(9.5)	—	65.1

Interest expense, net	(13.7)	(21.7)	(1.3)	(0.1)	(37.2)	—	—	38.3	—	(35.7)
Interest income	0.8	1.3	—	—	27.9	—	—	(29.7)	—	0.4
Other income (expense)	(0.5)	(0.5)	—	(0.1)	12.4	—	—	(11.9)	—	(0.5)
Income tax benefit (expense)	(6.9)	3.4	(2.5)	(0.9)	(0.6)	(0.4)	0.3	—	—	(7.5)
Income (loss) from continuing operations	21.6	(13.3)	10.7	3.6	11.8	1.2	(1.1)	(12.7)	—	21.8
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(0.9)	(0.9)
Net income (loss)	21.6	(13.3)	10.7	3.6	11.8	1.2	(1.1)	(12.7)	(0.9)	20.9
Net income attributable to noncontrolling interest	—	—	(4.0)	—	—	—	—	—	—	(4.0)
Net income (loss) available for common stock	$21.6	$(13.3)	$6.7	$3.6	$11.8	$1.2	$(1.1)	$(12.7)	$(0.9)	$17.0

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Nine Months Ended September 30, 2018	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utilities Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$515.5	$705.6	$5.4	$26.6	$—	$—	$—	$—	$—	$1,253.1
Intercompany revenue	16.5	1.0	63.2	24.7	277.7	—	2.6	(385.8)	—	—
Fuel, purchased power and cost of gas sold	204.3	313.9	—	—	—	5.0	—	(90.7)	—	432.5
Gross margin (b)	327.6	392.8	68.6	51.3	277.7	(5.0)	2.6	(295.1)	—	820.5

Operations and maintenance	135.5	212.3	25.5	32.8	236.7	—	—	(251.6)	—	391.3
Depreciation, depletion and amortization	73.9	64.3	4.9	5.9	15.9	(9.8)	7.0	(15.7)	—	146.3
Operating income (loss)	118.3	116.2	38.1	12.6	25.1	4.8	(4.4)	(27.8)	—	282.9

Interest expense, net	(41.8)	(63.5)	(3.8)	(0.4)	(111.9)	—	—	115.5	—	(105.8)
Interest income	2.4	4.0	0.1	—	84.0	—	—	(89.5)	—	1.0
Other income (expense)	(1.1)	(1.2)	(0.1)	(0.2)	300.8	—	—	(300.1)	—	(1.9)
Income tax benefit (expense)	(14.4)	37.7	(6.5)	(2.5)	(2.4)	(1.1)	1.0	—	—	11.8
Income (loss) from continuing operations	63.3	93.2	27.8	9.6	295.6	3.7	(3.4)	(301.8)	—	187.9
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(5.6)	(5.6)
Net income (loss)	63.3	93.2	27.8	9.6	295.6	3.7	(3.4)	(301.8)	(5.6)	182.3
Net income attributable to noncontrolling interest	—	—	(10.4)	—	—	—	—	—	—	(10.4)
Net income (loss) available for common stock	$63.3	$93.2	$17.3	$9.6	$295.6	$3.7	$(3.4)	$(301.8)	$(5.6)	$171.9

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Three Months Ended September 30, 2017	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utilities Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$181.2	$142.8	$1.8	$9.7	$—	$—	$—	$—	$—	$335.6
Intercompany revenue	2.3	0.1	21.1	7.8	82.5	—	0.8	(114.5)	—	—
Fuel, purchased power and cost of gas sold	68.7	45.3	—	—	0.1	1.5	—	(29.3)	—	86.3
Gross margin (b)	114.8	97.6	22.9	17.5	82.4	(1.5)	0.8	(85.2)	—	249.3

Operations and maintenance	40.2	65.4	7.6	11.2	70.1	—	—	(71.9)	—	122.7
Depreciation, depletion and amortization	23.4	20.9	1.0	2.0	5.2	(3.3)	2.8	(5.1)	—	47.1
Operating income (loss)	51.2	11.3	14.2	4.3	7.2	1.8	(2.0)	(8.3)	—	79.6

Interest expense, net	(13.5)	(19.9)	(1.0)	(0.1)	(38.6)	—	—	38.7	—	(34.5)
Interest income	0.8	0.4	0.3	—	29.1	—	—	(30.2)	—	0.4
Other income (expense)	0.6	(0.3)	—	0.6	48.4	—	—	(48.5)	—	0.9
Income tax benefit (expense)	(11.8)	4.2	(3.4)	(1.3)	(1.3)	(0.7)	0.8	—	—	(13.5)
Income (loss) from continuing operations	27.3	(4.3)	10.1	3.5	44.8	1.1	(1.3)	(48.2)	—	32.9
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(1.3)	(1.3)
Net income (loss)	27.3	(4.3)	10.1	3.5	44.8	1.1	(1.3)	(48.2)	(1.3)	31.6
Net income attributable to noncontrolling interest	—	—	(3.9)	—	—	—	—	—	—	(3.9)
Net income (loss) available for common stock	$27.3	$(4.3)	$6.2	$3.5	$44.8	$1.1	$(1.3)	$(48.2)	$(1.3)	$27.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Nine Months Ended September 30, 2017	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utilities Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$518.9	$674.2	$5.4	$26.5	$—	$—	$—	$—	$—	$1,225.0
Intercompany revenue	9.1	0.1	62.9	22.5	257.6	—	2.3	(354.4)	—	—
Fuel, purchased power and cost of gas sold	199.4	289.0	—	—	0.1	4.4	—	(88.7)	—	404.2
Gross margin (b)	328.7	385.2	68.3	49.0	257.5	(4.4)	2.3	(265.7)	—	820.7

Operations and maintenance	125.3	201.1	24.2	32.2	223.1	—	—	(225.3)	—	380.6
Depreciation, depletion and amortization	69.4	62.7	3.3	6.2	15.8	(9.8)	8.4	(15.4)	—	140.6
Operating income (loss)	133.9	121.5	40.7	10.6	18.5	5.4	(6.1)	(25.0)	—	299.5

Interest expense, net	(41.4)	(60.3)	(2.9)	(0.2)	(113.8)	—	—	115.5	—	(103.2)
Interest income	2.4	1.4	0.9	—	86.3	—	—	(90.3)	—	0.7
Other income (expense)	1.6	(0.3)	—	1.6	221.5	—	—	(222.4)	—	2.0
Income tax benefit (expense)	(28.1)	(20.7)	(10.1)	(3.0)	3.1	(2.0)	2.3	—	—	(58.5)
Income (loss) from continuing operations	68.4	41.5	28.6	9.0	215.7	3.4	(3.9)	(222.2)	—	140.5
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(3.5)	(3.5)
Net income (loss)	68.4	41.5	28.6	9.0	215.7	3.4	(3.9)	(222.2)	(3.5)	137.1
Net income attributable to noncontrolling interest	—	(0.1)	(10.6)	—	—	—	—	—	—	(10.7)
Net income (loss) available for common stock	$68.4	$41.4	$18.0	$9.0	$215.7	$3.4	$(3.9)	$(222.2)	$(3.5)	$126.4

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969